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                                                                  Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-99705 of Solutia Inc. on Form S-3 of our report dated March 4, 2002 (June 4, 2002 as to Note 19, June 17, 2002 as to Note 20, October 16, 2002 as to Note 21, and November 15, 2002 as to Note 22), appearing in the Current Report on Form 8-K (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in accounting principle), and our report dated March 4, 2002 relating to the financial statement schedule included in the Annual Report on Form 10-K for the year ended December 31, 2001 incorporated by reference in this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


Saint Louis, Missouri
November 18, 2002